Gas Station Lease Agreement

Pursuant to the Contract Law of the People’s Republic of China, and the relevant laws, on the basis of equal, mutual benefit, same valuable considerations and volitions of both parties, through friendly negotiations, in regard to the matters of leasing gas station, the Xi’an City Baorun Industrial Development Co., Ltd. and Xinyuan Gas Station hereby reach agreements as below:

Article 1: Parties
Lessor: Xinyuan Gas Station (hereinafter “Party A”)
Registered Address: Shuian Road, Xi’an City
Legal Representative: Ma Yuling

Lessee: Xi’an City Baorun Industrial Development Co., Ltd. (hereinafter “Party B”)
Registered Address: No. 7, Huoju Road, Xi’an City
Legal Representative: Gao Xincheng

Article 2: Content of Lease
Party A leases Party B the gas station, which was built by it on Xinhua Village, Dizhai Town, Baqiao District. The gas station covers 7,000 square meters (including unused part on the backyard), and includes six computerized fuel dispensers, the total amount of storage is 210 cubic meters (60m³x3+30) four storage tanks, the rain-proof shed, which is 500 square meters, and the business room, which is approximately 140 square meters (Please refer to “Lease Properties Handover Confirmation” for details of assets.)

Article 3: Term of Lease
1.	The term of lease of the gas station is 21 years (starts from January 1, 2007 through December 31, 2027.)
2.
The agreement becomes effective after being signed and sealed by Party A and Party B. After the handover of all of the operation procedures and qualification certificates, the term of lease commences from the execution date of the agreement.

Article 4: Rent and Payment
1.	The yearly rent of the gas station is RMB125,000 (consisting of expenses of land use rights and the rent for the business room, RMB10,000, the rent for facilities, RMB115,000.)
2.
After the execution of the agreement, Party A is responsible for completing the acceptance check of fire protection and the general acceptance check, procedures of the joint construction and operation, plan, and the acceptance check procedure of commerce department, and within one week after the aforesaid procedures are completed, Party A shall transfer all the operation procedures to Party B, then Party B shall pay 50% of the three–year rent, which is RMB187,500 to Party A. After Party B officially takes possession of the station, Party B shall pay the rest 50% of the three-year rent, which is RMB187,500 to Party A. Upon two years of performance of the lease, Party B shall pay the rent of the forth year, afterward, Party B shall pay its rent annually. The basis of yearly rent is RMB125,000, and shall be increased 5% in every year.

Article 5: Handover of Leasing Properties
1.
After Party A completes the relevant procedures, both parties conduct the handover and execute the Lease Properties Handover Confirmation. Party B takes the leasing properties and conducts the image package.

2.	Party A is responsible for rendering the planned temporary construction of the gas station, and the procedure of the fire protection and the Operating Licenses for Hazardous Chemicals.
3.	Party A shall be responsible to Party B for use rights of the leased but unused land on the backyard of the gas station.
4.	In the event the construction quality has problems within one year, Party A shall be responsible for the free repair and maintenance.

Article 6: Property Rights and Ownerships during Term of Lease
1.	During the term of lease, the ownership of the gas station belongs to Party A. The usufructuary right of the gas station belongs to Party B.
2.
During the period that Party B operates the gas station, Party A is responsible for negotiating with the neighbors, and guarantees the ordinary supply of water and electricity for Party B. Party B is responsible for the water and electricity fees.

3.
During the period that Party B operates the gas station, Party A shall not transfer, sublet and mortgage the gas station to the third party. In the event that Party B is not able to conduct ordinary operations due to the dispute of the leasing properties attributed to Party A, Party A shall assume all of the compensation liabilities.

4.
Party B shall individually conduct businesses in accordance with laws, be responsible for the profit and loss, pay taxes in accordance regulations, and assume the civil liabilities of the credits and debts. Party B shall not conduct any form of mortgage or pledge of the gas station during the term of lease.

5.
Party A shall provide with the legal procedures of the property rights of the gas station. During the period that Party B operates the gas station, in the event Party B is not able to conduct the ordinary business due to the property right disputes of the gas station, the demolition and resettlement of the gas station, or the administrative agencies’ interference based on the plan and location selecting, Party A shall return the paid rent of unused years, and compensate the actual loss caused by the aforesaid events.

Article 7: Partial Modification of Gas Station
During the term of lease, in the event the leasing properties cannot reach the ordinary use requirements, Party B shall obtain the written consent of Party A and then conduct necessary partial modifications. The modification expenses shall be assumed by Party B. Upon the expiration of the term of lease, the properties and equipments of the leasing gas station shall reach the ordinary use condition. Upon the expiration of the lease or the early termination of the lease, if both parties have no intention to renew the lease, Party B shall assist Party A to transfer all of the alteration procedures that it has done for Party B back to Party A.

Article 8: Adding Facility and Equipment
1.
The facilities and equipments that are added by Party B during the term of lease shall belong to Party B. Upon the expiration of the term of lease, Party B shall dispose the aforesaid facilities and equipments by itself within the period stipulated by Party A.

2.
In the event Party B demolishes the business room built by Party A during its operation period, the property rights of newly built buildings shall belong to Party A. In the event the coverage of the newly built buildings is less than the coverage of the original buildings, Party B shall compensate Party A for the decreased coverage on the basis of RMB500 per square meter.

Article 9: Covenants of Parties
1.
All of the claims and debts of the gas station incurred prior to the official execution of the lease shall be assumed by Party A. Party B has no liabilities to the aforesaid claims and debts. After Party B leases the gas station, it shall conduct the tax registration procedure in accordance with the relevant regulations.

2.
The claims and debts incurred during period of Party B’s ordinary operation of the gas station shall be assumed by Party B. Party A has no liabilities to the foresaid claims and debts. Party B shall be responsible for the security liabilities due to its use of the gas station.

3.
During the term of lease, in the event that after Party A completes the procedure of land requisition, and the gas station needs to be improved and sold, in the same condition, Party B has the right of first refusal. The paid and exceeding part of rents may be set off as the transfer expenses. In the event both parties cannot reach agreements, both parties shall continue to perform the agreement, Party A shall not sell the whole of the property to the third party.

4.
During the term of lease, in the event the gas station is demolished and resettled due to the urban plan and similar reasons, Party A shall return the paid rent of the unused period to Party B. The compensation of the property demolition and resettlement shall belong to Party A

Article 10: Breach
Party A and Party B shall assume the breach liabilities, in the event either party breaches the agreement to cause the non-performance of the agreement.
1.	Breach of Party A: Party A shall return the unexecuted months of paid rent of the year to Party B, and shall pay Party B 10% of the total amount of rent of the year as the breach penalty.
2.	Breach of Party B: Party B has no rights to request Party A to return the paid rent of the year, and shall pay Party A 10% of the total amount of rent of the year as the breach penalty.
3.
In the event the gas station cannot be ordinarily operated due to the disputes of the use right of land, Party A shall compensate Party B the normal loss during the period of ceasing operations. In the event the lease agreement cannot be performed due to the disputes of the use right of land, Party B is entitled to rescind the agreement unilaterally, and is not responsible for the breach liability.

Article 11: Rescission and Termination of Agreement
In the event the following conditions occur, both parties may negotiate to rescind or terminate the agreement:
1.	Within three months prior to the expiration of the lease, Party B does not has the intention to renew the lease, then both parties shall negotiate to rescind the agreement.
2.	The occurrence of force majeure events causes the agreement unable to be continuously performed.
3.
The national policies change, and the gas station objectively cannot be continuously operated. (In the event the occurrence of Item 2 or Item 3, either party shall notify the other party in writing, and provide with effective evidencing documents.)

Upon the early termination, Party A shall return the paid rent of the rest duration of the lease to Party B. (Except for that either party has no compensation liabilities to the other party if the natural disasters, earthquakes and wars occur.)

Article 12: Return of Leasing Properties
Upon the expiration of the lease, if Party B does not renew the lease, it shall return the leasing properties within 20 days upon the expiration of the lease.

Article 13 Effectiveness of Agreement
The agreement becomes effective after both parties sign and seal the agreement.

Article 14: Dispute
During the term of lease, in the event any dispute is occurred between both parties, both parties shall based on the friendly and equal spirit to negotiate the dispute. In case both parties cannot reach agreements through negotiations, the parties shall submit a lawsuit to the People’s Court.

Article 15: The agreement consists of eight copies, each party holds four copies.

Article 16: Any matter that is not specified in the agreement shall be negotiated and amended, its supplemental and amended agreement shall has the same legal effects.

Lessor: Xinyuan Gas Station
Legal Representative: (signature)
(with corporate seal)

Xi’an City Baorun Industrial Development, Co., Ltd.
Legal Representative: (signature)
(with corporate seal)

Date of Execution: February 1, 2007